Exhibit 10.5

PROMISSORY NOTE

$2,695,000.00	Little Rock, Arkansas
Issue Date: April 7, 2022

FOR VALUE RECEIVED, the undersigned, Sollensys Corp., a Nevada Corporation (“Maker”), promises to pay to the order of Terry Rothwell, an individual resident of the State of Arkansas (together with her permitted assigns, “Holder”) the principal sum of Two Million Six Hundred Ninety Five Thousand and no/100 Dollars ($2,695,000.00) (the “Principal Amount”), with payment to be made as set forth herein. Each of Maker and the Holder may be referred to herein as individually as a “Party” and collectively as the “Parties”.

This Note is entered into pursuant to the Amended and Restated Merger Agreement dated as of April 7, 2022, by and between the Maker, Holder and certain other parties thereto (the “Merger Agreement”) and is subject to the terms and conditions thereof.

This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Holder Protection Corporation or any other governmental or private fund or entity.

The following terms shall apply to this Note.

1.	The Principal Amount shall be due and payable in full on June 30, 2022 (“Maturity Date”). Interest shall accrue on this Note between the Issue Date and the Maturity Date at the rate of 0.0001% per annum, simple interest. Any amounts not paid on or before the Maturity Date shall remain due and payable in full and shall accrue interest at six percent (6%) per annum, simple interest, until paid. Maker understands and agrees that the Holder has no obligation to extend the Maturity Date, to renew the loan evidenced by this Promissory Note, or to finance the aforesaid balloon payment.

2.	Interest on this Note shall accrue on a simple interest, non-compounded basis, and shall be added to the Principal Amount on the Maturity Date or such earlier date as the Principal Amount and any accrued and unpaid interest (collectively, the “Indebtedness”) may be due hereunder pursuant to the terms herein, at which time all Indebtedness shall be due and payable. Each payment after the Maturity Date, when received, shall be applied first to interest accrued to the date of receipt of said payment, and the balance, if any, in reduction of the Principal Amount.

3.	Maker may prepay this Promissory Note and the Indebtedness, in whole or in part, at any time without premium or penalty. Any partial prepayment of the Indebtedness shall not postpone the due date of any subsequent payment of the Indebtedness required hereunder.

4.	Maker shall execute and deliver all such additional documents, and shall cause all further and additional actions to be taken, as may be required, from time to time, by Holder in order to: (i) confirm the rights created under this Promissory Note; (ii) protect the validity, priority, and enforceability of this Promissory Note; and (iii) otherwise carry out and effectuate the terms and purposes of this Promissory Note, and the transactions contemplated hereunder or thereunder.

5.	Notwithstanding anything to the contrary herein, Holder and Maker each expressly agree that it is the mutual intent of Holder and Maker that Maker will not pay or be obligated to pay, and Holder will not receive or be entitled to receive, in connection with this Promissory Note, as interest and/or charges in the nature of interest, more than the maximum amount permitted by applicable interest rate laws (the “Lawful Charge”). Maker understands and agrees that “applicable interest rate laws” include applicable Federal laws specifically including, without limitation, ‘731 of the Gramm-Leach-Bliley Act (12 U.S.C. ‘1831u(f)). Maker and Holder therefore further agree that prior to final payment of the amounts due hereunder, at the specified Maturity Date or at any earlier maturity arising out of a default and the election by the Holder hereof to accelerate the Maturity Date as a result of such default or at any earlier payment date to which the Holder hereof has consented, the Lawful Charge will be carefully calculated and if, for any reason, the Lawful Charge has been exceeded, then the Holder hereof will be obligated to apply the amount of any excess as a payment in reduction of the Principal Amount or to refund such excess to Maker or to take such other steps as may be appropriate to ensure that the Lawful Charge is not exceeded. All sums paid or agreed to be paid to the Holder of this Promissory Note for the use, forbearance or detention of monies shall be, to the extent permitted by applicable law, amortized, prorated, allocated and spread through the entire term of this Promissory Note. The provisions of this paragraph shall control all existing and future agreements between Maker and Holder.

6.	If any payment of Indebtedness shall become due on a Saturday, Sunday, or public holiday under federal law or the laws of the State of Arkansas, such payment shall be made on the next succeeding business day, and such extension of time shall in every such case be included in computing interest in connection with such payment.

7.	If default occurs in the payment of this Promissory Note, and this Promissory Note is placed in the hands of an attorney for collection, or is collected through any legal proceedings, Maker agrees to pay reasonable attorneys’ fees and all other costs of collection, including, without limitation, court costs of the Holder hereof, in addition to all other amounts owing hereunder.

8.	If default be made in the payment of Indebtedness under this Promissory Note (no notice being necessary or required), the Holder hereof may, at its option, declare the entire Indebtedness immediately due and payable, without notice, protest, notice of protest, demand or presentment, all of which are hereby waived, and the Holder hereof shall have the right to offset against this Promissory Note any sum or sums owed by the Holder hereof to Maker. Failure to exercise this option shall not constitute a waiver in the event of any subsequent default. The Holder hereof shall in all such cases also have the right to exercise any and all other remedies available to the Holder hereof under this Promissory Note, the Merger Agreement, any and all other instruments evidencing this Promissory Note, at law, or in equity.

9.	Any notice or demand required or permitted to be given hereunder shall be made in accordance with the provisions of the Merger Agreement.

10.	Maker, and all endorsers, accommodation parties, sureties, guarantors, and all other persons now or hereafter liable hereon, waive presentment and demand for payment, hereunder.

11.	None of the rights, remedies, privileges, or powers of Holder expressly provided for herein shall be exclusive, but each such right, remedy, privilege, and power shall be cumulative with and in addition to every other right, remedy, privilege, and power now or hereafter existing in favor of Holder, whether at law or in equity, by statute or otherwise.

12.	No delay or omission on the part of Holder in exercising any rights hereunder shall operate as a waiver of such right.

13.	This Promissory Note is issued by Maker and accepted by Holder pursuant to a lending transaction negotiated, consummated, and to be performed in the State of Arkansas, and this Promissory Note shall be governed by and construed according to the domestic laws of the State of Arkansas and the applicable laws of the United States of America, including, without limitation, Section 731 of the Gramm-Leach-Bliley Act (codified at 12 U.S.C. Section 1831u (f)). This Promissory Note is given for an actual loan of money for business purposes and not for personal, residential, or agricultural purposes. The records of Holder shall be prima facie evidence of the amount owing on this Promissory Note.

14.	This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Maker nor the Holder shall have any power or any right to assign or transfer, in whole or in part, this Note, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Note or the transactions contemplated herein, or to pursue any claim for any breach or default of this Note, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

15.	This Note (including any recitals hereto) and the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) set forth the entire understanding of the Parties with respect to the subject matter hereof. This Note may only be amended in writing by an instrument signed by the Maker and the Holder.

[Signatures appear on following page]

MAKER: Sollensys Corp., a Nevada corporation

By:	/s/ Donald Beavers
Name:	Donald Beavers
Title:	Chief Executive Officer

Agreed and accepted:

Holder: Terry Rothwell

By:	/s/ Terry Rothwell
Name:	Terry Rothwell